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                                                                   EXHIBIT 10.1




                                 AMENDMENT NO. 7
                                       TO
                                   VANS, INC.
                          1991 LONG-TERM INCENTIVE PLAN



         The purpose of this Amendment is to increase the maximum number of shares of the Company's Common Stock, par value $.001 per share ("Common Stock"), that may be issued upon the exercise of options granted under the Plan. The Plan is hereby amended as follows:

         1. Section 3 (a) of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof:

         "(a) Subject to the provisions of paragraph 9 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate Two Million Three Hundred Thousand (2,300,000) shares of the Company's Common Stock, $.001 par value per share ("Common Stock"), plus any and all shares of Common Stock available for grants of options under the Company's 1988 Incentive Stock Option Plan (the "1988 Plan"). If any option granted under the Plan or the 1988 Plan shall for any reason expire or otherwise terminate without having been exercised in full, the Common Stock not purchased under such option shall again become available for issuance under the Plan."

         2. Except as provided herein, the Plan shall be unmodified and remain in full force and effect.




Dated:            July 20, 1999